Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:06 PM 06/06/2017
FILED 05:06 PM 06/06/2017
SR 20174614594 - File Number 5673024

POWERCOMM HOLDINGS INC.

CERTIFICATE OF DESIGNATION,

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES “A” PREFERRED STOCK

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

PowerComm Holdings Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, does HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby created, out of the 20,000,000 shares of Preferred Stock, par value $.0001 per share, of the Corporation (the “Preferred Stock”), a series of Preferred Stock of the Corporation, to be designated “Series A Preferred Stock,” consisting of one thousand (1000) shares, which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

SECTION 1. DESIGNATION AND SIZE OF ISSUE.

(A) The designation of the series of Preferred Stock shall be “Series A Preferred Stock” (herein referred to as the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be one thousand (1000) shares.

(B) Any share of Series A Preferred Stock which at any time has been redeemed or otherwise reacquired by the Corporation shall, after such redemption or other acquisition, resume the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such share is once more designated as part of a particular series by the Board of Directors.

SECTION 2. VOTING RIGHTS OF SPECIAL VOTING PREFERRED STOCK.

(A) GENERAL. The holders of the Series A Preferred Stock will have the voting rights as described in this Section 2 or as required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote.

(B) SPECIAL CLASS VOTE. Notwithstanding the foregoing or any other provision of the Certificate of Incorporation, the Corporation shall not, without the consent of the sixty-percent (60%) of the holders of the Series A Preferred Stock, voting as a separate class, (i) alter or change the provisions of the Certificate of Incorporation (whether by amendment, merger or otherwise) so as to adversely affect the voting powers, preferences or special rights of the Series A Preferred Stock, or (ii) create or issue additional shares of Series A Preferred Stock.

SECTION 3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series A Preferred Stock shall not be entitled to participate in any distribution of assets of the Corporation. For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with or into one or more other entities, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

SECTION 4. DIVIDENDS. The holder of the Series A Preferred Stock shall not be entitled to receive any dividends, whether payable in cash, in property or in shares of capital stock of the Corporation.

SECTION 5. CONVERSION OR EXCHANGE. The holder of the shares of Series A Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation or of any other person.

SECTION 6. REDEMPTION. The shares of Series A Preferred Stock shall not be subject to redemption.

SECTION 7. TRANSFER PROVISIONS. The shares of Series A Preferred Stock, and any interest therein, may not be transferred, assigned or otherwise disposed of without the prior approval of the Board of Directors of the Corporation. Any attempted transfer, assignment or other disposition in violation of this provision shall be void and of no force or effect.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this 20th day of May, 2017.

POWERCOMM HOLDINGS INC.

By:	/s/ David Kwasnik
Name: David Kwasnik
Title: President